Exhibit 10.1
January 22, 2008

Dear Jack:

It gives me great pleasure to extend an employment offer to you as Sr. Vice President and Chief Financial Officer (CFO) of Key Technology.  In this capacity, you will report directly to me and be located at the company headquarters in Walla Walla.

Everyone with whom you interacted at Key, including Board members, was exceedingly impressed with your financial and operations experience and maturity, your demonstrated capacity to grow global enterprises across diverse markets, and your strong interest in the Key organization.  We believe your contributions to the future of the company will be significant and we judge your fit with the organization to be very good.

As Chief Financial Officer, you will be responsible for the corporation’s overall financial plans and policies, accounting practices, and the conduct of its relationships with external auditors, lending institutions, shareholders and the investment community.  Through your staff, you will be responsible for financial systems and controls, reporting, and analysis of operating results.  You will recommend corporate objectives and long range plans to achieve growth and financial profitability and you will be responsible for providing guidance and analysis for all financial elements of the corporation, including an annual budget and forecasts.   And you will participate as an important member of an executive team charged with growing this business and increasing shareholder value.

The elements of our offer package are detailed as follows:

Exempt Base Salary

$ 230,000 per year, paid bi-weekly at a rate of $8,846.15.  Your first performance review and any associated merit adjustment to your salary will occur in November of 2008.

Note: Your employment with Key Technology is contingent upon successfully completing a drug screen, criminal history, social security, education and reference check all scheduled for you by the Human Resources Department.

Annual Incentive Plan

Effective with the 2009 fiscal year, you will be eligible for full participation in the Annual Executive Incentive Plan.  The potential payout under this incentive plan is tied to achieving the Net Income target established in the 2009 operating plan.  Reward thresholds for over-plan performance on Net Income will be communicated to you at a later time.   There will be no incentive payout for the 2008 fiscal year.

Under the Executive Incentive Plan, your target 2009 bonus will be 50% of your base salary.  Should achievement of the Net Income goal exceed the defined performance target, there is upside earning potential that would allow you to receive as much as an additional 50% of base salary.

Long-Term Incentive Plan

Key has a Long-Term Incentive Plan that takes the form of restricted stock grants.  The restricted stock grants to Executive Staff are awarded on an annual basis.  The number of shares awarded each individual is determined as a function of their personal contribution and the stock price at point of grant.

I am pleased to offer you a restricted stock grant of roughly 7,000+ shares, the current value of which will approximate your starting annual salary.  This grant is effective on your start date, however, the market price (close) on the date of your signed acceptance of this offer will determine the final number of shares.  One third of the shares will vest over a three-year period (annually) based on continuous employment (service). The remaining two thirds of the shares will cliff-vest at the completion of the same three-year period, based on meeting three-year performance targets (cumulative net income), to be defined in the near future.  You will be eligible for additional annual grants, commencing in FY 2009.

The overall objective of the incentive plan for senior executives is to structure a plan where we can earn incentive compensation, via the Executive Incentive Plan and LTIP, equal to 100% of our respective base salaries.  The plan design requires exceptional performance, but the rewards are substantial.

Benefits

Provided we receive your completed enrollment forms, your group health, life, disability, and other standard benefit coverages will begin on your first day of employment.  Beginning with your first pay period you will accrue vacation at the rate of 6.15 hours (160 hours per year).  One week will be available to you after six months of service.   Human Resources will forward a packet of information to you about these benefit programs under separate cover.

You will be eligible to participate in the company’s 401K Plan on the first of the month following hire.  The company matches 50% of up to an 8% employee contribution to the plan.

You will also be eligible to participate in our Employee Stock Purchase Plan at the first quarterly enrollment date following the first 30-days of employment, in accordance with the plan document.  This plan allows employees to purchase Key Technology stock at a 15% discount to market price and is administered through payroll deduction.

Relocation

Human Resources will arrange for packing and transport of normal household goods to Walla Walla through Corporate Relocation Services.  We will also pay for house hunting trips and temporary housing in Walla Walla for you for up to three months from your date of hire.  This temporary housing allowance will include the cost of trips home on weekends, but excludes meals or other normal living expenses.

This program does not cover expenses related to selling your current home or expenses related to the purchase of a home in Walla Walla.  Key will also provide an Incidental Relocation Expense Allowance in the amount of $50,000, to be paid to you within 30 days of completing the relocation of your primary residence to Walla Walla.  Relocation costs will be provided without tax consequence to you.  Expenses viewed as taxable income under IRS guidelines will be grossed up for tax purposes.

It’s our expectation that you and your family will move and establish residence in Walla Walla.  However, we understand the importance of your son completing his education in Lake Oswego and your family remaining there until that time in late spring of this year.  We would therefore expect your move to Walla Walla to be fully completed within twelve months of your hire date.  All elements of the offered relocation support will remain in effect until that date.

Severance Agreement

You will be receiving a separate document formalizing the following severance offer.  Should your employment be terminated by Key for reasons other than cause at any time during your first twelve months of employment, you will receive severance in an amount equal to six (6) months salary, payable over a six month period and subject to withholding taxes.  The company will also pay in full all COBRA contributions in order to continue your elected medical/dental coverages for a period of twelve (12) months following termination of employment.

I-9 Requirement

It is required by law that all persons working in the United States must provide proof of their employment eligibility by furnishing their employer with appropriate documentation on the first day of employment.  Therefore, should you accept our offer; we will need to verify the appropriate identification detailed in the lists attached (one from List A – or– one from List B and one from List C).  Please let us know in advance of any complications.

LIST A	LIST B	LIST C
U.S. Passport	Driver License or I.D. Card	Social Security Card
Certificate of U.S. Citizenship	U.S. Military Card	Birth Certificate
Certificate of naturalizations	Other (must specify)	Unexpired INS Employment
Unexpired foreign passport
Alien Registration card with photograph

Jack, we look forward to your acceptance and to your joining the company at a mutually agreed date in the early February timeframe.  Should you have questions or need clarification about any of the terms in this offer, please don’t hesitate to contact me.   In order to officially confirm your acceptance of employment, please sign the attached confirmation page and return it to the Human Resources department as soon as possible. The letter is yours to keep.

Sincerely,

/s/ David Camp
President and Chief Executive Officer

BE ADVISED: Only offers that are made in writing and signed by an authorized Company representative will be considered valid and honorable by the Company.  Verbal offers will not be acknowledged or honored for any reason or from any person.

EMPLOYMENT CONFIRMATION

I, Jack Ehren, accept Key Technology, Inc.’s offer of employment for the position of Sr. Vice President and Chief Financial Officer (CFO).  I understand the terms and conditions of the employment offer as described in my offer letter.  I also acknowledge that the employment is of an “at will” nature, which means that I may resign at anytime and my Employer may discharge me at any time, with or without cause.

/s/ John J. Ehren                                                        1/22/2008
Jack Ehren                                                                   Date

/s/ David M. Camp                                                    1/22/2008
David Camp                                                                Date
President and Chief Executive Officer